UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 30, 2006

POPE & TALBOT, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-7852	94-0777139
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1500 S.W. First Avenue, Suite 200 Portland, Oregon	97201
(Address of principal executive offices)	(Zip Code)

(503) 228-9161

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

Commitment Letter

On May 30, 2006, Pope & Talbot, Inc. (the “Company”) and its wholly-owned Canadian subsidiary, Pope & Talbot Ltd. (“Limited”), entered into a Financing Commitment letter agreement (the “Commitment Letter”) with Ableco Finance LLC and Wells Fargo Financial Corporation Canada (the “Lenders”), pursuant to which the Lenders committed to provide to Limited a $325 million senior secured credit facility on the terms set forth in the draft Credit Agreement attached as Exhibit A to the Commitment Letter, subject to satisfaction of the conditions set forth in the Commitment Letter and the draft Credit Agreement. Also on May 30, 2006, the Company and Limited entered into a Financial Covenants letter agreement with the Lenders specifying the expected terms of the financial covenants for the new credit facility. The Company and its subsidiaries intend to use proceeds from the new credit facility to refinance the Halsey pulp mill leases and their existing Canadian and U.S. revolving credit facilities and their receivable sales arrangement.

As described in the draft Credit Agreement, the new credit facility will consist of two term loans totaling $250 million and a $75 million revolving credit facility of which $40 million will be available for cash borrowings and $35 million for letters of credit. The new credit facility will be secured by substantially all of the Company’s assets, and will have a term of approximately six years.

The term loans will bear interest at either LIBOR plus a spread of 3.75% to 7.75% or prime plus a spread of 2.75% to 6.75%, with the amount of the spread at any time based on the Company’s trailing four quarters’ EBITDA, its ratio (the “Leverage Ratio”) of outstanding obligations under the new facility and obligations under capital leases to trailing four quarters’ EBITDA, and whether trailing four quarters’ EBITDA is greater or less than 80% of projections for the period. Until delivery of financial statements for the quarter ended June 30, 2006, the interest rate spreads will be 6.75% for LIBOR loans and 5.75% for loans based on prime. For all purposes under the new facility, EBITDA will not include any lumber import duty refunds the Company and its subsidiaries receive, for example pursuant to the recently-announced framework for resolution of the Canada-U.S. softwood lumber dispute. Borrowings under the revolving credit facility will bear interest at either LIBOR plus a spread of 2.25% to 3.0% or prime plus a spread of 1.25% to 2.0%, with the amount of the spread each month based on the average utilization of the revolving credit facility for the prior month.

The new credit facility will include a covenant requiring positive EBITDA for the four-quarter periods ended June 30, 2006 and September 30, 2006, EBITDA of at least $25 million for the year ended December 31, 2006, and increasing levels of required EBITDA for subsequent periods up to $70 million for the four-quarter periods ended December 31, 2009 and thereafter. On and after December 31, 2009, another covenant will require the Leverage Ratio to be no more than 2.75-to-1 as of the end of each quarter. The covenants will also generally limit capital expenditures by the Company and its subsidiaries to $30 million per year. The new credit facility will also include a covenant restricting the Company’s ability to pay dividends on its common stock unless and until EBITDA exceeds $55 million for any year and the Leverage Ratio at the end of that year is no more than 2.75-to-1.

The new credit facility will also include certain mandatory and optional prepayment provisions related to the term loans, including mandatory prepayments of (i) 75% of the after-tax net proceeds of any lumber import duty refunds the Company and its subsidiaries receive (such prepayments to be made without any call premiums), (ii) 50% of any excess cash flow (as defined) declining to 25% of excess cash flow if the Leverage Ratio is less than 2.75-to-1 (such prepayments to be made annually and without any call premiums), (iii) 100% of the net proceeds of certain assets sales and insurance recovery events (with the first $7.5 million of such proceeds to be without any call premiums and the remainder to require payment of call premiums), and (iv) 100% of the net proceeds of certain stock issuances declining to 50% of such proceeds if the Leverage Ratio is less than 2.75-to-1 (such prepayments to require call premiums).

The Commitment Letter expires if the new Credit Agreement is not signed and effective by July 15, 2006. Closing of the new Credit Agreement is subject, among other conditions described in the draft Credit Agreement, to receipt of a favorable tax ruling from the Canadian Revenue Agency and to the lack of any material adverse change in the Company’s financial condition, results of operations, assets or liabilities, as well as to the negotiation of remaining loan documents consistent with the draft Credit Agreement, execution and delivery of all documents and other customary closing conditions. Although the Company expects the transaction to close in June 2006, there can be no assurance that all closing conditions will be satisfied and the transaction completed.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(b) On May 31, 2006, Richard K. Atkinson, the Company’s Vice President and Chief Financial Officer and Secretary, delivered notice of his resignation to be effective on June 16, 2006. Mr. Atkinson has resigned to accept the position of Senior Vice President and Chief Financial Officer of a privately held bio-energy company.

(c) On June 2, 2006, Maria M. Pope, the Company’s current Vice President and General Manager, Wood Products Division, was appointed as the Company’s Chief Financial Officer and Secretary effective on June 16, 2006. She will continue to serve as Vice President and General Manager, Wood Products Division. Ms. Pope, age 41, has been Vice President and General Manager, Wood Products Division since December 2003. Previously, she served as Vice President, Chief Financial Officer and Secretary from 1999 to 2003, and held various financial positions since joining the Company in 1995. Ms. Pope previously worked for Levi Strauss & Co. and Morgan Stanley & Co., Inc. Ms. Pope is the daughter of Peter T. Pope, former Chairman of the Board of the Company and a director of the Company.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

10.1	Financing Commitment letter agreement dated May 30, 2006 between Pope & Talbot, Inc., Pope & Talbot Ltd., Ableco Finance LLC, and Wells Fargo Financial Corporation Canada, including draft Credit Agreement attached as Exhibit A thereto.

10.2	Financial Covenants letter agreement dated May 30, 2006 between Pope & Talbot, Inc., Pope & Talbot Ltd., Ableco Finance LLC, and Wells Fargo Financial Corporation Canada.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on June 1, 2006.

POPE & TALBOT, INC.
Registrant

By	/s/ Richard K. Atkinson
	Name:	Richard K. Atkinson
	Title:	Vice President and Chief Financial Officer

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